EXHIBIT 99.1

Investar Bank, National Association to Expand its Footprint in Texas by Acquiring Branch Operations from PlainsCapital Bank
BATON ROUGE, La., August 20, 2019 (GLOBE NEWSWIRE) -- Investar Holding Corporation (Nasdaq:ISTR) (“Investar”), announced today that its wholly-owned subsidiary, Investar Bank, National Association, Baton Rouge, Louisiana (“Investar Bank”), entered into a Purchase and Assumption Agreement (“Agreement”), pursuant to which Investar Bank has agreed to acquire certain assets, deposits and other liabilities relating to two existing branch locations of PlainsCapital Bank, Dallas, Texas (“PlainsCapital”), a wholly-owned subsidiary of Hilltop Holdings Inc. The branches which are the subject of the Agreement are located in the Texas cities of Victoria and Alice.
Under the terms of the Agreement, Investar Bank expects to acquire approximately $42 million in deposits and approximately $52 million in loans. In addition, Investar Bank will acquire substantially all the fixed assets at the subject branch locations, and will assume the leases for the branch facilities. The transaction is expected to close in the first quarter of 2020, subject to regulatory approvals and other customary closing conditions.
“We are excited for the opportunity to welcome these new Texas customers to Investar Bank, as we strengthen our franchise and expand services into these two additional Texas communities,” said Investar’s President and Chief Executive Officer, John D’Angelo. “We believe these branches will complement our recent entry into Texas, allowing us to strategically expand our Texas footprint while adding new loan customers and low-cost deposits.”

Performance Trust Capital Partners, LLC acted as financial advisor and Fenimore, Kay, Harrison & Ford LLP served as legal counsel to Investar Holding Corporation.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Company had total assets of approximately $2.0 billion as of June 30, 2019. Investar Bank currently operates 21 branches serving southeast Louisiana and 3 branches serving southeast Texas.
Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.investarbank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com